Exhibit 10.1

September 30, 2016

Mr. Jon Lubert JL Squared Group, LLC

2929 Arch Street, 13th Floor

Philadelphia, PA 19104

Dear Jon,

Reference is hereby made to that certain Promissory Note of JetPay Corporation (the “Company”) payable to the order of Jonathan Lubert (“Lubert”) (the “Note”), dated January 15, 2016, and amended April 8, 2016 and July 25, 2016. Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Note. The Company and Lubert now desire to amend the Note in accordance with the provisions of Section 6 of the Note.

   In consideration of the premises and mutual promises and covenants herein contained and intending to be legally bound, the Company and Lubert hereby agree as follows:

1.       Amendment of Section 2(a). The second sentence of Section 2(a) of the Note is hereby amended by deleting such sentence in its entirety and replacing it with the following: “This Note shall mature at the earlier to occur of the following (the "Maturity Date"): (i) October 31, 2016 and (ii) an Event of Default (as defined in Section 3) which has not been duly cured or waived.”

2.       Interest Payment. On the date hereof, the Company shall pay to Lubert in cash all accrued and unpaid interest on the Note through the date hereof.

3.       Effect of Amendment. All other provisions of the Note remain unchanged and in full force and effect.

[Signatures on following page]

Please note your acceptance of the above by signing below as indicated.

Very truly yours,

JETPAY CORPORATION

By:	/s/ Peter Davidson
Name:	Peter Davidson
Title:	Vice-Chairman

Acknowledged and agreed as of this 30th day of September, 2016:

/s/ Jonathan Lubert
Name: Jonathan Lubert